                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                             (Amendment No. 1)*


                         GUARANTY FEDERAL BANCSHARES, INC.
                       --------------------------------
                                (Name of Issuer)


                         COMMON STOCK, $.10 par value
                       --------------------------------
                        (Title of Class of Securities)


                                   40108P101
                       --------------------------------
                                 (CUSIP Number)

                                  June 3, 1999
           -----------------------------------------------------
          (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
  / / Rule 13d-1(b)
  /X/ Rule 13d-1(c)
  / / Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).








                               Page 1 of 15 Pages

CUSIP No. 40108P101
--------------------------------------------------------------------------------
1. Name of Reporting Persons.
   I.R.S. Identification Nos. of above persons (entities only).

       GREAT SOUTHERN BANCORP, INC.       43-1524856
-------------------------------------------------------------------------------
2. Check the Appropriate Box if a Member of a Group (See Instructions)

   (a)
   (b) X
-------------------------------------------------------------------------------
3. SEC Use Only
-------------------------------------------------------------------------------
4. Citizenship or Place of Organization       Delaware
-------------------------------------------------------------------------------
      Number of       5.  Sole Voting Power            548,807
       Shares         ---------------------------------------------------------
    Beneficially      6.  Shared Voting Power                0
    Owned by Each     ---------------------------------------------------------
      Reporting       7.  Sole Dispositive Power       548,807
       Person         ---------------------------------------------------------
        With          8.  Shared Dispositive Power           0
-------------------------------------------------------------------------------
9.  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                       548,807 (See Item 4)
-------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
-------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)        10.0%
-------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)   CO
-------------------------------------------------------------------------------


















                               Page 2 of 15 Pages

CUSIP No. 40108P101
--------------------------------------------------------------------------------
1. Name of Reporting Persons.
   I.R.S. Identification Nos. of above persons (entities only).

       Turner Family Foundation       43-1778211
-------------------------------------------------------------------------------
2. Check the Appropriate Box of a Member of a Group (See Instructions)

   (a)
   (b) X
-------------------------------------------------------------------------------
3. SEC Use Only
-------------------------------------------------------------------------------
4. Citizenship or Place of Organization       United States of America
-------------------------------------------------------------------------------
      Number of       5.  Sole Voting Power             20,000 (See Item 4)
       Shares         ---------------------------------------------------------
    Beneficially      6.  Shared Voting Power                  (See Item 4)
    Owned by Each     ---------------------------------------------------------
      Reporting       7.  Sole Dispositive Power        20,000 (See Item 4)
       Person         ---------------------------------------------------------
        With          8.  Shared Dispositive Power             (See Item 4)
-------------------------------------------------------------------------------
9.  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                        20,000 (See Item 4)
-------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
-------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)        0.4%
-------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)   OO
-------------------------------------------------------------------------------


















                               Page 3 of 15 Pages

CUSIP No. 40108P101
--------------------------------------------------------------------------------
1. Name of Reporting Persons.
   I.R.S. Identification Nos. of above persons (entities only).

       Turner Family Limited Partnership       43-1692737
-------------------------------------------------------------------------------
2. Check the Appropriate Box of a Member of a Group (See Instructions)

   (a)
   (b) X
-------------------------------------------------------------------------------
3. SEC Use Only
-------------------------------------------------------------------------------
4. Citizenship or Place of Organization       United States of America
-------------------------------------------------------------------------------
      Number of       5.  Sole Voting Power             12,000 (See Item 4)
       Shares         ---------------------------------------------------------
    Beneficially      6.  Shared Voting Power                  (See Item 4)
    Owned by Each     ---------------------------------------------------------
      Reporting       7.  Sole Dispositive Power        12,000 (See Item 4)
       Person         ---------------------------------------------------------
        With          8.  Shared Dispositive Power             (See Item 4)
-------------------------------------------------------------------------------
9.  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                        12,000 (See Item 4)
-------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
-------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)        0.2%
-------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)   PN
-------------------------------------------------------------------------------



















                               Page 4 of 15 Pages

CUSIP No. 40108P101
--------------------------------------------------------------------------------
1. Name of Reporting Persons.
   I.R.S. Identification Nos. of above persons (entities only).

       William V. Turner       ###-##-####
-------------------------------------------------------------------------------
2. Check the Appropriate Box of a Member of a Group (See Instructions)

   (a)
   (b) X
-------------------------------------------------------------------------------
3. SEC Use Only
-------------------------------------------------------------------------------
4. Citizenship or Place of Organization       United States of America
-------------------------------------------------------------------------------
      Number of       5.  Sole Voting Power             17,140 (See Item 4)
       Shares         ---------------------------------------------------------
    Beneficially      6.  Shared Voting Power                  (See Item 4)
    Owned by Each     ---------------------------------------------------------
      Reporting       7.  Sole Dispositive Power        17,140 (See Item 4)
       Person         ---------------------------------------------------------
        With          8.  Shared Dispositive Power             (See Item 4)
-------------------------------------------------------------------------------
9.  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                        17,140 (See Item 4)
-------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
-------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)        0.3%
-------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)   IN
-------------------------------------------------------------------------------


















                               Page 5 of 15 Pages

CUSIP No. 40108P101
--------------------------------------------------------------------------------
1. Name of Reporting Persons.
   I.R.S. Identification Nos. of above persons (entities only).

       Ann S. Turner       ###-##-####
-------------------------------------------------------------------------------
2. Check the Appropriate Box of a Member of a Group (See Instructions)

   (a)
   (b) X
-------------------------------------------------------------------------------
3. SEC Use Only
-------------------------------------------------------------------------------
4. Citizenship or Place of Organization       United States of America
-------------------------------------------------------------------------------
      Number of       5.  Sole Voting Power                800 (See Item 4)
       Shares         ---------------------------------------------------------
    Beneficially      6.  Shared Voting Power                  (See Item 4)
    Owned by Each     ---------------------------------------------------------
      Reporting       7.  Sole Dispositive Power           800 (See Item 4)
       Person         ---------------------------------------------------------
        With          8.  Shared Dispositive Power             (See Item 4)
-------------------------------------------------------------------------------
9.  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                           800 (See Item 4)
-------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
-------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)        0.0%
-------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)   IN
-------------------------------------------------------------------------------


















                               Page 6 of 15 Pages

CUSIP No. 40108P101
--------------------------------------------------------------------------------
1. Name of Reporting Persons.
   I.R.S. Identification Nos. of above persons (entities only).

       Don M. Gibson          ###-##-####
-------------------------------------------------------------------------------
2. Check the Appropriate Box of a Member of a Group (See Instructions)

   (a)
   (b) X
-------------------------------------------------------------------------------
3. SEC Use Only
-------------------------------------------------------------------------------
4. Citizenship or Place of Organization       United States of America
-------------------------------------------------------------------------------
      Number of       5.  Sole Voting Power              5,911 (See Item 4)
       Shares         ---------------------------------------------------------
    Beneficially      6.  Shared Voting Power                0 (See Item 4)
    Owned by Each     ---------------------------------------------------------
      Reporting       7.  Sole Dispositive Power         5,911 (See Item 4)
       Person         ---------------------------------------------------------
        With          8.  Shared Dispositive Power           0 (See Item 4)
-------------------------------------------------------------------------------
9.  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                         5,911 (See Item 4)
-------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
-------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)        0.1%
-------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)   IN
-------------------------------------------------------------------------------


















                               Page 7 of 15 Pages

CUSIP No. 40108P101
--------------------------------------------------------------------------------
1. Name of Reporting Persons.
   I.R.S. Identification Nos. of above persons (entities only).

       Richard L. Wilson        ###-##-####
-------------------------------------------------------------------------------
2. Check the Appropriate Box of a Member of a Group (See Instructions)

   (a)
   (b) X
-------------------------------------------------------------------------------
3. SEC Use Only
-------------------------------------------------------------------------------
4. Citizenship or Place of Organization       United States of America
-------------------------------------------------------------------------------
      Number of       5.  Sole Voting Power                  0 (See Item 4)
       Shares         ---------------------------------------------------------
    Beneficially      6.  Shared Voting Power           10,269 (See Item 4)
    Owned by Each     ---------------------------------------------------------
      Reporting       7.  Sole Dispositive Power             0 (See Item 4)
       Person         ---------------------------------------------------------
        With          8.  Shared Dispositive Power      10,269 (See Item 4)
-------------------------------------------------------------------------------
9.  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                        10,269 (See Item 4)
-------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
-------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)        0.2%
-------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)   IN
-------------------------------------------------------------------------------


















                               Page 8 of 15 Pages

CUSIP No. 40108P101
--------------------------------------------------------------------------------
1. Name of Reporting Persons.
   I.R.S. Identification Nos. of above persons (entities only).

       Steven G. Mitchem       ###-##-####
-------------------------------------------------------------------------------
2. Check the Appropriate Box of a Member of a Group (See Instructions)

   (a)
   (b) X
-------------------------------------------------------------------------------
3. SEC Use Only
-------------------------------------------------------------------------------
4. Citizenship or Place of Organization       United States of America
-------------------------------------------------------------------------------
      Number of       5.  Sole Voting Power                  0 (See Item 4)
       Shares         ---------------------------------------------------------
    Beneficially      6.  Shared Voting Power              500 (See Item 4)
    Owned by Each     ---------------------------------------------------------
      Reporting       7.  Sole Dispositive Power             0 (See Item 4)
       Person         ---------------------------------------------------------
        With          8.  Shared Dispositive Power         500 (See Item 4)
-------------------------------------------------------------------------------
9.  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                           500 (See Item 4)
-------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
-------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)        0.0%
-------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)   IN
-------------------------------------------------------------------------------


















                               Page 9 of 15 Pages

Item 1.

         (a)  Name of Issuer:
              Guaranty Federal Bancshares, Inc.


         (b)  Address of Issuer's Principal Executive Offices:
              1341 West Battlefield, Springfield, Missouri  65807.

Item 2.

         (a)  Name of Person Filing:
              This is a joint filing of Great Southern Bancorp, Inc., The Turner Family Foundation, Turner Family Limited Partnership, William V. Turner, Ann S. Turner, Don M. Gibson, Richard L. Wilson and Steven G. Mitchem.

         (b)  Address of Principal Business Office or, if none, Residence:
              The principal business offices of Great Southern Bancorp, Inc., William V. Turner, Ann S. Turner and Steven G. Mitchem are located at 1451 E. Battlefield, Springfield, Missouri 65804. The principal business offices of The Turner Family Foundation and Turner Family Limited Partnership are located at 925 St. Andrews Circle, Springfield, Missouri 65809. The principal business offices of Don M. Gibson and Richard L. Wilson are located at 430 South Avenue, Springfield, Missouri 65806.

         (c)  Citizenship:
              Great Southern Bancorp, Inc. is a Delaware corporation.
              The Turner Family Foundation is a Missouri tax-exempt private foundation. Turner Family Limited Partnership is a Missouri limited partnership. William V. Turner, Ann S. Turner,
              Don M. Gibson, Richard L. Wilson and Steven G. Mitchem are citizens of the United States of America.

         (d)  Title of Class of Securities:
              The class of securities to which this statement relates is the Common Stock, par value $.10 per share, of the Issuer.

         (e)  CUSIP Number:
              40108P101

Item 3.
          Not applicable.









                              Page 10 of 15 Pages

Item 4.  Ownership.

         (a) Amount Beneficially Owned: 615,427 shares by the filing persons in the aggregate

         (b) Percent of Class:  11.2% by the filing persons in the aggregate.


         (c) Number of shares as to which the person has:
               (i) sole power to vote or to direct the vote
                      Great Southern Bancorp, Inc.:      548,807
                      The Turner Family Foundation:       20,000
                      Turner Family Limited Partnership:  12,000
                      William V. Turner:                  17,140
                      Ann S. Turner:                         800
                      Don M. Gibson:                       5,911
                      Richard L. Wilson:                       0
                      Steven G. Mitchem:                       0

              (ii) shared power to vote or to direct the vote
                      Great Southern Bancorp, Inc.:            0
                      The Turner Family Foundation:            0
                      Turner Family Limited Partnership:       0
                      William V. Turner:                       0
                      Ann S. Turner:                           0

                      Don M. Gibson:                           0
                      Richard L. Wilson:                  10,269
                      Steven G. Mitchem:                     500

             (iii) sole power to dispose or direct the disposition of
                      Great Southern Bancorp, Inc.:      548,807
                      The Turner Family Foundation:       20,000
                      Turner Family Limited Partnership:  12,000
                      William V. Turner:                  17,140
                      Ann S. Turner:                         800
                      Don M. Gibson:                       5,911
                      Richard L. Wilson:                       0
                      Steven G. Mitchem:                       0

              (iv) shared power to dispose or direct the disposition of
                      Great Southern Bancorp, Inc.:            0
                      The Turner Family Foundation:            0
                      Turner Family Limited Partnership:       0
                      William V. Turner:                       0
                      Ann S. Turner:                           0
                      Don M. Gibson:                           0
                      Richard L. Wilson:                  10,269
                      Steven G. Mitchem:                     500




                              Page 11 of 15 Pages

Item 5.  Ownership of Five Percent or Less of a Class.

              Not applicable.



Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

              Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

              Not applicable.


Item 8.  Identification and Classification of Members of the Group.

              Not applicable.


Item 9.  Notice of Dissolution of Group.

              Not applicable.


Item 10. Certification.

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



















                              Page 12 of 15 Pages

                                   SIGNATURES
                                   ----------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  October 22, 1999
                                       GREAT SOUTHERN BANCORP, INC.

                                       By:
                                           -------------------------------------
                                              Don M. Gibson
                                              Executive Vice President and
                                                 Corporate Secretary

                                       THE TURNER FAMILY FOUNDATION

                                       By:
                                           -------------------------------------
                                               William V. Turner
                                               President

                                       TURNER FAMILY LIMITED PARTNERSHIP

                                       By:
                                           -------------------------------------
                                               William V. Turner
                                               General Partner


                                       By:
                                            ------------------------------------
                                                William V. Turner


                                       By:
                                            ------------------------------------
                                                Ann S. Turner


                                       By:
                                            ------------------------------------
                                                Don M. Gibson


                                       By:
                                            ------------------------------------
                                                Richard L. Wilson


                                       By:
                                            ------------------------------------
                                                Steven G. Mitchem

                              Page 13 of 15 Pages

                                   EXHIBIT A
                      JOINT SCHEDULE 13G FILING AGREEMENT
                      -----------------------------------

     This JOINT SCHEDULE 13G FILING AGREEMENT, made as of the 22nd day of October, 1999, by and among Great Southern Bancorp, Inc. ("GSBC"), a Delaware corporation, and The Turner Family Foundation ("TTFF") a Missouri tax-exempt private foundation, and Turner Family Limited Partnership ("TFLP"), a Missouri Limited Partnership, and William V. Turner ("W. Turner") and Ann S. Turner ("A. Turner") and Don M. Gibson ("Gibson")and Richard L. Wilson ("Wilson") and Steven G. Mitchem ("Mitchem"), individually.

                              W I T N E S S E T H:

         That, in consideration of the promises herein contained, the parties hereto agree as follows:

     1. JOINT FILING. GSBC and TTFF and TFLP and W. Turner and A. Turner and Gibson and Wilson and Mitchem agree to file from time to time joint Schedules 13G with respect to the beneficial ownership of securities by GSBC (or by such other parties as may be deemed beneficially owned by any of such parties), and to file jointly any further amendments or schedules that may be required with respect to such ownership.

     2. REPRESENTATIONS AND WARRANTIES. Each of the parties hereto represents and warrants to the others that it is eligible to file a Schedule 13G and each warrants to the others that all information regarding such persons provided for use in preparing a Schedule 13G pursuant hereto and any amendments thereto shall be accurate and complete.

     3. RESPONSIBILITY FOR FILING. Each party hereto retains responsibility, as required by Securities and Exchange Commission's regulations, for the timely filing of any and all Schedules 13G and any amendments thereto and for the completeness and accuracy of the information concerning such party. Each party hereto is not responsible, however, for the completeness and accuracy of the information concerning the other parties hereto, unless such person knows or has reason to believe that such information is inaccurate.

     4. DISCLAIMER OF GROUP. Each party disclaims the existence of a "group" with any other party, and as between any and all entities which may beneficially own directly the securities which may be reported in one or more Schedules 13G pursuant hereto, except as otherwise expressly stated in such Schedules.












                              Page 14 of 15 Pages

     IN WITNESS WHEREOF, the parties hereto have set their hands as of the 22nd day of October, 1999.


                                        GREAT SOUTHERN BANCORP, INC.

                                        By:
                                            ------------------------------------
                                                Don M. Gibson
                                                Executive Vice President and
                                                Corporate Secretary


                                       THE TURNER FAMILY FOUNDATION

                                        By:
                                            ------------------------------------
                                               William V. Turner
                                               President


                                       TURNER FAMILY LIMITED PARTNERSHIP

                                        By:
                                           -------------------------------------
                                               William V. Turner
                                               General Partner


                                        By:
                                            ------------------------------------
                                                William V. Turner


                                        By:
                                            ------------------------------------
                                                Ann S. Turner


                                        By:
                                            ------------------------------------
                                                Don M. Gibson


                                        By:
                                            ------------------------------------
                                                Richard L. Wilson


                                        By:
                                            ------------------------------------
                                                Steven G. Mitchem


                              Page 15 of 15 Pages